EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-68310 on Form N-1A of our report dated November 15, 2013, relating to the financial statements and financial highlights of MFS Blended Research Core Equity Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust XI for the year ended September 30, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

January 24, 2014